As filed with the Securities and Exchange Commission on September 20, 1996

                                                 Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               MK RAIL CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                                     82-0461010
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)

                              1200 Reedsdale Street
                         Pittsburgh, Pennsylvania 15233
                                 (412) 237-2250
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                                 Michael A. Wolf
                      President and Chief Executive Officer
                               MK Rail Corporation
                              1200 Reedsdale Street
                         Pittsburgh, Pennsylvania 15233
                                 (412) 237-2250
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             David G. Edwards, Esq.
                Doepken Keevican & Weiss Professional Corporation
                              37th Floor, USX Tower
                                600 Grant Street
                         Pittsburgh, Pennsylvania 15219

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]



                         CALCULATION OF REGISTRATION FEE


                                                             Proposed
                                                              Maximum                   Maximum
     Title of each class of             Amount to           Offering Price             Aggregate                Amount of
Securities to be registered            be Registered         Per Share (1)            Offering Price (1)     Registration Fee
- ---------------------------            -------------         -------------            ------------------     ----------------

Common Stock, par value
$.01 per share. . . . . . . .           11,149,000                 $5.41              $60,316,090               $20,799

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) at $5.41 per share on the basis of the average of the high and low reported sales prices on September 17, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 Subject to Completion, Dated September 20, 1996
                                   PROSPECTUS


                                11,149,000 Shares
                               MK Rail Corporation
                                  Common Stock
                           (par value $.01 per share)
                                ----------------

                  This Prospectus relates to 11,149,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of MK Rail Corporation, a Delaware corporation (the "Company" or "MK Rail"), which may be offered and sold from time to time by the selling stockholders named herein (the "Selling Stockholders"). See "Selling Stockholders." This Prospectus does not relate to the sale or issuance by the Company of any Common Stock. The Common Stock which is offered will be offered for the respective accounts of the Selling Stockholders, who will acquire Common Stock of the Company pursuant to a Plan of Reorganization for Morrison Knudsen Corporation, a Delaware corporation ("MKC"), submitted as part of MKC's bankruptcy filing in the United States Bankruptcy Court for the District of Delaware, which plan was confirmed on August 26, 1996 and became effective September 11, 1996. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                  The distribution of the Shares by the Selling Stockholders shall be effected directly by means of ordinary brokers' transactions or, in cash or exchange transactions, to one or more institutional purchasers or through sales agents in one or more transactions by means of ordinary brokers' transactions, block transactions (which may involve crosses) in accordance with the rules of Nasdaq, privately negotiated transactions or a combination of such methods of sale, in each case at market prices prevailing at the time of sale or at negotiated prices acceptable to the Selling Stockholders. See "Plan of Distribution." The Company will pay the expenses of registration of the Shares. The Selling Stockholders will pay all fees and expenses of their own legal counsel and accountants and all commissions or transfer taxes, if any.

                  The Company's Common Stock is traded on the Nasdaq National Market System under the symbol "MKRL."

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR
AMENDMENT.  A REGISTRATION STATEMENT RELATING TO THESE SECURITIES

HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                ----------------


                           The date of this Prospectus
                               is __________, 1996

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by MK Rail with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549, at prescribed rates. The Commission also maintains a "web site" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is "http://www.sec.gov".

                  In addition, the Company's Common Stock is traded on the Nasdaq National Market System under the symbol "MKRL" and such documents described herein can also be inspected by contacting the Market Operations Department of Nasdaq at 80 Merritt Boulevard, Trumbull, Connecticut 06611.

                  This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed with the Commission by MK Rail (File No. 0- 23802) pursuant to the Exchange Act or the Securities Act, as applicable, are incorporated by reference in this Prospectus:

     1.   MK Rail's Annual  Report on Form 10-K for the Year ended  December 31,
          1995.

     2. MK Rail's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996.

     3. MK Rail's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1996.

     4. MK Rail's Current Report on Form 8-K filed with the Commission on July 3, 1996.

     5. MK Rail's Current Report on Form 8-K filed with the Commission on September 10, 1996.

                  Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

                  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to MK Rail Corporation, 1200 Reedsdale Street, Pittsburgh,
Pennsylvania 15233 to the attention of Timothy R. Wesley, Vice President of Investor and Public Relations, telephone (412) 237-2250.

                                   THE COMPANY

                  MK Rail Corporation is a Delaware  corporation formed in April
1993 to acquire certain assets of the Rail Systems Group of MKC, including its Locomotive Division. MK Rail and its subsidiaries design, manufacture and distribute engineered locomotive components; provide locomotive fleet maintenance and locomotive overhaul services; and manufacture switcher locomotives.

                  The principal  executive offices of the Company are located at
1200  Reedsdale  Street,  Pittsburgh,   Pennsylvania  15233  and  the  Company's
telephone number is (412) 237-2250.


                                 USE OF PROCEEDS

                  The Common Stock sold pursuant to this Prospectus will be sold by the Selling Stockholders for their own accounts and the Company will not receive proceeds from such sales.


                              SELLING STOCKHOLDERS

                  MKC owns all of the stock of Morrison Knudsen Corporation, an Ohio corporation ("Morrison Knudsen"). Morrison Knudsen presently holds all 11,149,000 shares (the "Shares") of the outstanding Common Stock of the Company (representing approximately 63.5% of the Company's outstanding Common Stock) to be registered pursuant to this Registration Statement. However, prior to the effective date of this Registration Statement, the Shares will be distributed to creditors of MKC and, in certain circumstances, to those of its existing stockholders who purchase a portion of the rights of its creditors.

                  This distribution to creditors and existing MKC stockholders is being made pursuant to a Plan of Reorganization for MKC submitted as part of its bankruptcy filing under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "MKC Plan of Reorganization"). The MKC Plan of Reorganization was confirmed by the Bankruptcy Court on August 26, 1996 and became effective on September 11, 1996. Pursuant to the MKC Plan of Reorganization, all 11,149,000 shares of the Company's Common Stock currently held of record by Morrison Knudsen are to be transferred by Morrison Knudsen to MKC's creditors and those of MKC's existing stockholders who purchase a portion of the rights of these creditors.

                  In connection with the MKC Plan of Reorganization, MKC sought and obtained from the Bankruptcy Court an order to the effect that (i) the offer and sale of the Company's Common Stock under the MKC Plan of Reorganization is exempt from registration under the Securities Act and state securities laws pursuant to section 1145(a)(1) of the Bankruptcy Code and (ii) the offer and sale of the securities included in the aggregate consideration through or upon the exercise of rights granted to existing stockholders of MKC to purchase the Company's Common Stock are exempt from registration under the Securities Act and state securities laws pursuant to section 1145(a)(2) of the Bankruptcy Code. This order of the Bankruptcy Court is premised in part on a determination by the Bankruptcy Court that MK Rail is "participating in a joint plan" with MKC as such phrase is used in section 1145(a)(1) of the Bankruptcy Code.

                  The Company is filing this Registration Statement to register for resale the shares distributed to the persons receiving stock of the Company as a part of the MKC Plan of Reorganization.

                  The following table is completed with information for the present holder of the Shares, Morrison Knudsen, and indicates the number of shares of Common Stock beneficially owned by Morrison Knudsen as of September 20, 1996. Prior to the effective date of this Registration Statement, this table will be amended to set forth the names of the persons who receive Shares in connection with the MKC Plan of Reorganization and to include the required information as to their share holdings.



                                                                                                  Minimum Percentage
                             Number of Shares    Maximum Number of       Minimum Number of            of Common Stock
          Name              Owned Prior to the    Shares to be Sold in     Shares to be Owned         Owned After the
                               Offering (1)           the Offering         After the Offering          Offering (1)
                               ------------           ------------         ------------------          ------------
Morrison Knudsen                11,149,000             11,149,000                   0                       0%



(1) Calculated pursuant to Rule 13d-3(d) of the 1934 Act. Under such Rule, shares subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. At September 20, 1996 there were 17,562,793 shares of Common Stock issued and outstanding.

                              PLAN OF DISTRIBUTION

           The Shares may be offered and sold by the Selling Stockholders pursuant to this Prospectus from time to time directly by means of ordinary brokers' transactions or, in cash or exchange transactions, to one or more institutional purchasers or through sales agents by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of Nasdaq, in which the Selling Stockholders' agents may attempt to sell the Shares as agent but may position and resell all or a portion of the Shares as principal, (iii) privately negotiated transactions or
(iv) a combination of any such methods of sale, in each case at market prices prevailing at the time of sale or at negotiated prices acceptable to the Selling Stockholders. In connection therewith, distributors' or sellers' commissions may be paid or allowed which will not exceed those customary in the types of transactions involved. If any sales agent of the Selling Stockholders purchases the Shares as principal, it may resell such shares by any of the methods of sale described above.

           The can be no assurances that the Selling Stockholders will sell any or all of the Shares offered hereunder.

                          DESCRIPTION OF CAPITAL STOCK

General

           The authorized capital stock of the Company consists of 55 million shares of Common Stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of September 20, 1996, 17,562,793 shares of Common Stock were outstanding. As of such date, 10,000 shares of Preferred Stock were outstanding, all of which were Class B Preferred Stock (the "Class B Preferred Stock").

           The following is a description of the terms of the capital stock of the Company. This description does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), Amended and Restated Bylaws (the "Bylaws"), Certificates of Designation of Preferred Stock for its Class B Preferred Stock and Series C Junior Participating Preferred Stock (the "Certificates of Designation"), and the Rights Agreement dated January 19, 1996, as amended (the "Rights Agreement"), which have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and are incorporated by reference herein.

Common Stock

           Description of Common Stock. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. In the event of the dissolution, liquidation or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company and subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time. The holders of Common Stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional shares of Common Stock or other securities except pursuant to the Rights Agreement as described under "Description of Capital Stock--Rights Agreement." All outstanding shares of Common Stock are, and when issued the shares of Common Stock offered hereby will be, fully paid and nonassessable.

           Stockholders Agreement. In anticipation of the MKC bankruptcy filing, on June 20, 1996, the Company and Morrison Knudsen entered into a Stockholders Agreement (the "Stockholders Agreement"). Under the Stockholders Agreement, which was amended by an amendment dated as of July 25, 1996, the Company agreed to provide registration rights to persons receiving stock of the Company as a part of the MKC Plan of Reorganization. Morrison Knudsen also agreed under the Stockholders Agreement that the Common Stock of the Company held by it would be subject to certain standstill and voting provisions for a specified period. The standstill provisions generally prohibit the solicitation of proxies, initiation or inducement of tender offers, and other efforts to influence or control the management or policies of the Company. The voting provisions generally require that the Common Stock will be voted in favor of the Company's nominees to its Board (which is to consist of at least seven members, of which a majority are to be outside directors).

           In general, the period during which the standstill and voting provisions are in effect will end on the earlier of the date two years after the date (the "Distribution Date") Morrison Knudsen distributes the Common Stock in accordance with the MKC Plan of Reorganization, or the date on which Registrable Securities represent less than 15% of the Company's outstanding shares of Common Stock; provided, that if a Stockholders Meeting is required to be held (as described below), the time period during which the voting provisions are in effect will expire on the date of the meeting, if earlier than the second anniversary of the Distribution Date, and the time period during which the standstill provisions are in effect will expire 90 days before the meeting. The term "Registrable Securities" is generally defined to mean the stock of the Company held by Morrison Knudsen or its transferees, other than transferees receiving the stock in a registered public offering or in "ordinary trading transactions" within the meaning of Section 1145(b)(1) of the Bankruptcy Code.

           Common Stock of the Company that is distributed as part of the MKC Plan of Reorganization will be subject to transfer restrictions under which transferees must agree to be bound by the provisions of the Stockholders Agreement, other than transferees receiving the stock in registered public offerings or in "ordinary trading transactions" within the meaning of Section 1145(b)(1) of the U.S. Bankruptcy Code, in each case so long as the transferor does not know the specific identity of the transferee prior to the transfer and the transferee is not assigned any rights under the Stockholders Agreement. Accordingly, purchasers of the Company's Common Stock pursuant to this Registration Statement will not be subject to the standstill provisions (so long as the seller of the shares does not know the specific identity of the purchaser prior to the sale and the transferee is not assigned any rights under the Stockholders Agreement).

           See  also  "Description  of  Capital  Stock--Proposed   Amendment  to
Certificate of Incorporation."

           Common Stock Dividends. The timing, amount and form of future dividends, if any, will depend, among other things, upon the effect of applicable restrictions on the payment of dividends, results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by the Board of Directors of MK Rail. Under the Amended and Restated Loan and Security Agreement dated as of September 10, 1996 between the Company and BankAmerica Business Credit, Inc. (the "Loan Agreement"), the Company is prohibited from paying dividends on its Common Stock.

           Furthermore, the Board cannot declare or pay dividends in respect of the Company's Common Stock if any deficiency exists in the payment of cumulated dividends (whether or not declared) in respect of any Preferred Stock now or hereafter authorized and issued. The Loan Agreement does not permit the Company to fully pay dividends on the outstanding shares of Class B Preferred Stock at the rate at which dividends cumulate thereon. Accordingly, unless and until the Loan Agreement is amended to permit, or the lender by waiver permits, the payment of cumulated dividends on the Class B Preferred Stock, a deficiency will exist in the payment of dividends thereon, which will preclude the payment of dividends on the Common Stock.

           The Common Stock is listed on Nasdaq. Chase Mellon Shareholder Services, L.L.C. is the registrar and transfer agent for the Common Stock.


Preferred Stock

           General. The Board has the authority to issue 10 million shares of Preferred Stock in one or more series and to fix the designation, relative powers, preferences and rights, and qualifications, limitations and restrictions of all shares of each such series, including without limitation dividend rates, preemptive rights, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock could also have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders.

           As of September 20, 1996,  the Board had  authorized  the issuance of
(i) 10,000 shares of Class A Preferred Stock, all of which shares were retired and cannot be reissued, (ii) 10,000 shares of Class B Preferred Stock, all of which shares were outstanding as of such date, and (iii) 1.6 million shares of Series C Junior Participating Preferred Stock (the "Series C Preferred Stock") in connection with the Rights Agreement (see "Description of Capital Stock--Rights Agreement"), none of which shares have been issued as of such date. Set forth below is a description of the Class B Preferred Stock and Series C Preferred Stock, which descriptions are qualified by reference to the Certificates of Designations therefor.

           Class B Preferred Stock. On September 12, 1995, the Board of Directors authorized the issuance of 10,000 shares of Class B Preferred Stock. On May 15, 1996, the Company issued all 10,000 authorized shares to The Fidelity & Casualty Company of New York.

           The Class B Preferred Stock earns dividends at the rate per annum of $10 per share. Dividends accrue from the date of issuance whether or not declared, and are cumulative. The Board has no obligation to declare dividends on the Class B Preferred Stock. The Class B Preferred Stock has a liquidation value of $100 per share plus all dividends accrued and unpaid (whether or not declared).

           The Class B Preferred Stock is subject to redemption at the Company's option at any time and must be redeemed on the earliest to occur of (i) September 1, 1999, (ii) the date 90% or more of the Common Stock is purchased by a previously unaffiliated party, (iii) the date of the merger of the Company into another corporation or similar transaction as a result of which 90% or more of the Common Stock is acquired by, or exchanged for or converted into securities of a previously unaffiliated party a majority of the shares of which will not, immediately following the transaction, be held by persons who held Common Stock immediately prior to the transaction in substantially the same proportions, (iv) eighteen months after the date a majority (but less than 90%) of the Common Stock is purchased by a previously unaffiliated party,
(v) eighteen months after the date of the merger of the Company into another corporation or similar transaction as a result of which a majority (but less than 90%) of the Common Stock is acquired by, or exchanged for or converted into securities of a previously unaffiliated party a majority of the shares of which will not, immediately following the transaction, be held by persons who held Common Stock immediately prior to the transaction in substantially the same proportions, or (vi) the date assets of the Company are sold which have a fair market value equal to 80% of the fair market value of all of the assets of the Company immediately prior to such transaction (as determined by an independent appraiser acceptable to the Company and a majority of the holders of the shares of Class B Preferred Stock then outstanding). In any case, the redemption price is equal to $100 per share plus all dividends accrued and unpaid on each share (whether or not declared) through the redemption date. Except as otherwise provided by law, the holders of the Class B Preferred Stock have no voting rights.

           Series C Preferred Stock. On January 19, 1996, the Board of Directors authorized the issuance of 1,600,000 shares of new Class C Preferred Stock in connection with the Rights Agreement. None of such shares have been issued as of September 20, 1996, nor are any such shares expected to be issued unless and until the rights under the Rights Agreement are triggered.
See "Description of Capital Stock--Rights Agreement."

           Subject to the rights of the holders of any shares of any other series of Preferred Stock, ranking prior and superior to the Series C Preferred Stock with respect to dividends, the holders of shares of Series C Preferred Stock, are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to certain provisions for adjustment in the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of the Common Stock, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, since the first issuance of any share or fraction of a share of Series C Preferred Stock.

           Dividends begin to accrue and are cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares.

           Subject to the provisions for adjustment in the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock, each share of Series C Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company.

           Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding are paid in full, the Company can not declare or pay dividends, or make any other distributions, on any shares of stock ranking junior to or on a parity with the Series C Preferred Stock or redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior to or on a parity with the Series C Preferred Stock.

           Upon any liquidation, dissolution, or winding up of the Company, the Company can not make any distribution (1) to the holder of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends provided that the holders of shares of Series C Preferred Stock are entitled to receive an aggregate amount per share, subject to adjustment, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution, or winding up. In the event the Company declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

           If the Company enters into any consolidation, merger, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash, and/or any other property, then each share of Series C Preferred Stock will also be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash, and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Company declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock is to be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

           The shares of Series C Preferred Stock are not redeemable.

Rights Agreement

           Effective as of January 19, 1996, the Board of Directors of the Company adopted a Stockholder Rights Plan and declared that a dividend of one share purchase right ("Right") be distributed on each outstanding share of the Company's Common Stock to stockholders of record as of the close of business on January 30, 1996. The complete terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") dated January 19, 1996 between the Company and Chase Mellon Shareholder Services, L.L.C. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series C Junior Participating Preferred Stock, par value $0.01 per share ("Series C Preferred Stock"), or, in certain circumstances, shares of Common Stock, other securities, and/or cash or other property, at a purchase price of $16.00 per share of Series C Preferred Stock (or, when applicable, Common Stock, securities, cash, and/or other property), subject to adjustment. All Rights expire on January 30, 2006.

           The Company is entitled to redeem the Rights at a price of $.001 per Right until the Rights are triggered.

           On April 5, 1996, the Company entered into an Amendment to the Rights Agreement (the "First Amendment"). The First Amendment provides that certain creditors of Morrison Knudsen or MKC (collectively, "MK") will not be deemed to be affiliates or associates of each other or of MK (and thus will not be treated as having common ownership of the Company's Common Stock for purposes of calculating beneficial ownership under the Rights Agreement) solely by reason of any negotiations among such creditors and/or MK in connection with a restructuring or reorganization of MK. The First Amendment also confers upon the Company's Board of Directors exclusive authority to interpret and administer the Rights Agreement and to make all determinations deemed necessary or advisable for its administration, including a determination to redeem or not redeem the Rights, to exchange or not exchange the Rights or to supplement or amend the Rights Agreement.

           On June 20, 1996, the Company entered into a Second Amendment to the Rights Agreement (the "Second Amendment"). As a result of the Second Amendment, the Rights will be exercisable and will trade separately from the Company's Common Stock if a person or a group of persons becomes the beneficial owner of 15 percent or more of the Company's Common Stock (rather than 10 percent or more, as was previously provided), or if a person commences a tender offer or exchange offer, the consummation of which would result in such person being the beneficial owner of 15 percent or more of the Common Stock (rather than 10 percent or more, as was previously provided). The Second Amendment also provides that a merger of MK will not constitute a "change of control event" as defined in the Rights Agreement, provided certain conditions are satisfied, including prompt distribution of the Company's Common Stock. In addition, the Second Amendment permits the solicitation of votes and the voting with respect to the plan of reorganization of MK.

           Effective as of July 25, 1996, the Company entered into a Third Amendment to the Rights Agreement (the "Third Amendment"). The Third Amendment provides that the equity holders of MKC who receive shares of the Company's Common Stock will be deemed to be creditors of MK for purposes of the Rights Agreement.

Proposed Amendment to Certificate of Incorporation

           The Stockholders Agreement (described under "Description of Capital Stock--Common Stock--Stockholders Agreement") provides that not more than 120 days nor less than 90 days prior to the second anniversary of the Distribution Date, the holders of stock of the Company subject to the standstill and voting provisions can, at their option, request in writing (an "Election Request") that the Company hold a meeting of stockholders, which meeting, if effectively requested, is to be held as closely as practicable to the second anniversary of the Distribution Date. At the meeting (assuming the proposed amendment to the Company's Amended and Restated Certificate of Incorporation described herein is adopted and approved), the stockholders of the Company are to be entitled to vote to fill vacancies and/or newly created positions on the Board of Directors of the Company, which vacancies and/or newly created positions, when filled, will constitute a majority of the Company's Board of Directors. In general, an Election Request will not be effective unless it has been executed by holders of Registrable Securities constituting at least 15% of the outstanding Common Stock of the Company.

           Section 3 of the Seventh Article of the Amended and Restated Certificate of Incorporation of the Company as in effect provides that subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors, under circumstances specified in any Certificate of Designations for any class or series of Preferred Stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. The Board of the Company will be unable to hold a Stockholders Meeting in accordance with an Election Request unless Section 3 of the Seventh Article is amended in accordance with the proposal. As presently in effect, that Section gives exclusive authority to fill vacancies and newly created directorships to the Board and does not give the Board the ability to delegate that authority to the stockholders.

           Accordingly, in the Stockholders Agreement it was agreed that the Board of Directors of the Company would propose to the stockholders of the Company, and recommend approval of, an amendment to the Company's Amended and Restated Certificate of Incorporation that would permit vacancies on the Board or newly created directorships to be filled, at the sole option of the Board, by the stockholders of the Company at a meeting of the stockholders called by the Board. Neither the proposed amendment nor the holding of a special stockholders meeting will eliminate the classification of the Board of the Company, and the nomination procedures ordinarily in effect for stockholders meetings at which directors are elected will be in effect with respect to any stockholders meeting that is held. The Board has recommended that the Company's stockholders approve at the Company's scheduled October 30, 1996 Annual Meeting of Stockholders this amendment to the Company's Amended and Restated Certificate of Incorporation.

Certain Anti-takeover Provisions

           In addition to the Rights Agreement (described under "Description of Capital Stock-Rights Agreement"), which could have the effect of deterring a hostile takeover, the Company is subject to the "business combination" statute of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (a) prior to such date the Board of Directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (b) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, certain stock or asset sales and certain other transactions resulting in a financial benefit to, or increase in voting power held by, the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or if such person is an affiliate or associate of the corporation within three years, did own) 15% or more of the corporation's voting stock.

           The Company's Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or to bring other business before an annual meeting of stockholders of the Company. The Bylaws provide that only persons who are nominated by, or at the direction of, the Board of Directors of the Company or any committee designated by the Board of Directors of the Company, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Bylaws also provide that in order to properly submit any business to an annual meeting of stockholders, a stockholder must give timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Generally, for notice of stockholder nominations or other business to be made at an annual meeting to be timely under the Bylaws, such notice must be received by the Company not less than 60 calendar days prior to the annual meeting; provided, however, that in the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, notice by the stockholder to be timely must be received no later than the close of business on the 10th calendar day following the date on which public announcement is first made. Under the Bylaws, a stockholder's notice must also contain certain information specified in the Bylaws.

           The provisions described above, together with certain terms of the Company outstanding Preferred Stock and its ability to issue additional Preferred Stock, may have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members of the Board of Directors of the Company.

                                  LEGAL MATTERS

            The validity of the Common Stock being offering hereby will be passed upon for the Company by Doepken Keevican & Weiss Professional Corporation, Pittsburgh, Pennsylvania. Michael A. Weiss, who is a partner at Doepken Keevican & Weiss Professional Corporation, serves as the Secretary and General Counsel of the Company.

                                     EXPERTS

           The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following table sets forth the expenses in connection with the issuance and distribution of the Common Stock being registered. These costs do not include fees and expenses of the legal counsel and accountants of the Selling Stockholders or commissions and transfer taxes, if any, all of such costs to be borne solely by the Selling Stockholders. Morrison Knudsen has agreed to reimburse the Company for the offering expenses not in excess of $75,000. All of the amounts shown are estimates, except the SEC registration fee.

Registration fee .....................................      $20,799
Blue Sky fees and expenses ...........................        5,000
Printing and engraving expenses ......................        6,000
Legal fees and expenses ..............................       30,000
Accounting fees and expenses .........................        6,000
Miscellaneous ........................................        7,201
                                                              -----
Total ................................................      $75,000            .
                                                            =======

Item 15. Indemnification of Directors and Officers.

           The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law ("DGCL") or (iv) for any transaction from which the director derived any improper personal benefit.

           The Restated Certificate of Incorporation and Restated Bylaws of the Company provide that to the full extent permitted by law the Company shall indemnify and advance expenses to any person who is or was a director, officer, employee or fiduciary of the Company or was serving at the request of a director, officer, employee or fiduciary of the Company against liabilities which may be incurred by such person by reason of (or arising in part from) such capacity.

           Section 145 of the DGCL authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless, despite the adjudication of liability, a court otherwise determines. Indemnification also is authorized with respect to any criminal action or proceeding where, in addition to the above, the officer or director has no reasonable cause to believe his conduct was unlawful.

           The above discussion of the Company's Restated Certificate of Incorporation, Restated Bylaws and Section 145 of the DGCL is only a summary and is qualified in its entirety by the full text of each of the foregoing.

           The Company has entered into indemnification agreements with its officers and directors. Such agreements provide contractually for mandatory indemnification to the maximum extent permitted or required by statute and include a separate indemnity provision, subject to limitations of applicable law, providing for substantially broader indemnity rights than those presently available by statute or the Restated Certificate of Incorporation of the Company.

           The Company has purchased insurance against certain losses arising from claims which may be asserted against its directors and officers, including claims under the Securities Act.

Item 16. Exhibits.

Exhibit No.                     Description
     3.01[1] Form of Amended and Restated  Certificate of Incorporation
     3.02[1] Form of Amended and Restated Bylaws
     4.01[2] Rights  Agreement,  dated as of January  19,  1996  between MK Rail
          Corporation and Chemical Mellon Shareholder Services L.L.C., as Rights Agent
     4.02[3] Amendment to Rights Agreement, dated as of April 5, 1996 between MK
          Rail Corporation and Chase Mellon Shareholder Services L.L.C. (formerly Chemical Mellon Shareholder Services L.L.C.), as Rights Agent
     4.03[4] Second Amendment to Rights Agreement, dated as of June 20, 1996 between MK Rail Corporation and Chase Mellon Shareholder Services

          L.L.C. (formerly Chemical Mellon Shareholder Services L.L.C.), as Rights Agent
     4.04[5] Third  Amendment  to Rights  Agreement,  dated as of July 25,  1996 between MK Rail Corporation and Chase Mellon Shareholder Services L.L.C. (formerly Chemical Mellon Shareholder Services L.L.C.), as Rights Agent
     4.05[6]  Stockholders  Agreement  dated as of June 20, 1996 between MK Rail
          Corporation and Morrison Knudsen Corporation
     4.06[7]  Amendment  dated as of July  25,  1996 to  Stockholders  Agreement between MK Rail Corporation and Morrison Knudsen Corporation
     5.1* Opinion of Doepken Keevican & Weiss Professional Corporation
     23.1* Consent of Deloitte & Touche LLP, independent auditors
     23.2*Consent of Doepken Keevican & Weiss Professional Corporation (included in Exhibit 5.1)
- -----------------
* Filed herewith

     1. Incorporated by reference to the Company's Registration Statement on Form S-1 filed with the Commission February 24, 1994.
     2. Incorporated by reference to the Company's Registration Statement on Form 8-A filed with the Commission January 25, 1996.
     3. Incorporated by reference to Amendment No. 1 to Form 8-A filed with the Commission April 24, 1996.
     4. Incorporated by reference to Amendment No. 2 to Form 8-A filed with the Commission June 20, 1996.
     5. Incorporated by reference to Amendment No. 3 to Form 8-A filed with the Commission July 3, 1996.
     6. Incorporated by reference to the Company's Amendment No. 2 on Form 8-K dated July 3, 1996.
     7. Incorporated by reference to the Company's Current Report on Form 8-K dated September 10, 1996.


Item 17. Undertakings.

           The undersigned Registrant hereby undertakes:

           (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus  required by section  10(a)(3)
               of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania on the 19th day of September, 1996.

                                      MK RAIL CORPORATION


                                      By:/s/Michael A. Wolf
                                         -------------------
                                           Michael A. Wolf
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Wolf and William D. Grab, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or any substitute or substitutes, lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


   Name/Signature                 Title                             Date
   --------------                 -----                             ----


/s/  Michael A. Wolf       President and Chief Executive      September 19, 1996
- -------------------------  Officer and Director (Principal
Michael A. Wolf            Executive Officer)


/s/  William D. Grab       Vice President, Controller and     September 19, 1996
- -------------------------  Principal Accounting Officer
William D. Grab            (Principal Financial and
                           Accounting Officer)

/s/ John C. Pope           Chairman of the Board              September 19, 1996
- -------------------------
John C. Pope

/s/ Gilbert E. Carmichael  Vice Chairman of the Board         September 19, 1996
- -------------------------
Gilbert E. Carmichael

/s/ Lee B. Foster II       Director                           September 19, 1996
- -------------------------
Lee B. Foster II

/s/ James P. Miscoll       Director                           September 19, 1996
- -------------------------
James P. Miscoll

/s/ Nicholas J. Stanley    Director                           September 19, 1996
- -------------------------
Nicholas J. Stanley

                                  EXHIBIT INDEX


Exhibit No.                        Description

    5.1      Opinion and Consent of Doepken Keevican & Weiss P.C.
   23.1      Consent of Deloitte & Touche LLP